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                     INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-13087 of Sun Life of Canada (U.S.) Variable Account G on Form S-6 of our report dated February 6, 1998 accompanying the financial statements of Sun Life of Canada (U.S.) Variable Account G and to the use of our report dated February 5, 1998 accompanying the statutory financial statements of Sun Life Assurance Company of Canada (U.S.) appearing in the Prospectus, which is a part of such Registration Statement.

We also consent to the references to us under the heading "Accountants" in such Prospectus.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
April 27, 1998